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                                                                    EXHIBIT 23.5

                          CONSENT OF FINANCIAL ADVISOR


October 30, 1997


The Board of Directors
First Charter Corporation:


     We consent to the references to our firm in this Registration Statement on Form S-4 in the report and opinion letter dated October 30, 1997 relating to the fairness, from a financial point of view, to the shareholders of First Charter Corporation in connection with the merger of Carolina State Bank with and into First Charter National Bank, pursuant to an Agreement and Plan of Merger dated August 15, 1997, and to the references to us in such Joint Proxy Statement and any amendments thereto.


/s/             INTERSTATE/JOHNSON LANE CORPORATION
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INTERSTATE/JOHNSON LANE CORPORATION
Charlotte, North Carolina